CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 22 to the Registration Statement No. 333-17663 on Form S-6 of (1) our report dated April 20, 2007 relating to the financial statements of Separate Account FP of AXA Equitable Life Insurance Company for the year ended December 31, 2006, and (2) our report dated March 15, 2007 relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the year ended December 31, 2006, which reports appear in the Prospectus Supplements. We also consent to the references to us under the heading "Financial Statements" in the Prospectus Supplements.

/s/ PricewaterhouseCoopers LLP
New York, New York
April 24, 2007